Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 27, 2020, relating to the financial statements of Coty Inc., and the effectiveness of Coty Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Coty Inc. for the year ended June 30, 2020.

/s/ Deloitte & Touche LLP

New York, New York
February 9, 2021